Exhibit 5.1

Suite 2200 1201 Third Avenue Seattle, WA 98101-3045 206.622.3150 tel 206.757.7700 fax

December 6, 2016

HomeStreet, Inc.

Two Union Square Suite 2000

601 Union Street

Seattle, Washington 98101

Re:	Registration Statement on Form S-3 dated April 19, 2014
SEC File No. 333-195550

Ladies and Gentlemen:

We have acted as counsel to HomeStreet, Inc., a Washington corporation (“Registrant”), in connection with the offer and sale from time to time of certain securities pursuant to Rule 415 of the Securities Act of 1933, as amended, under the above referenced registration statement declared effective by the Securities and Exchange Commission (“Commission”) on June 2, 2014 (as amended from time to time, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (“Act”). Pursuant to the Registration Statement we have represented the Registrant in connection with an offer and sale from time to time (the “Offering”) of common stock having aggregate gross proceeds of up to $60,000,000 as described in that certain prospectus supplement (“Supplement”) of even date herewith, by the several Agents identified in the Supplement. The Offering is to be consummated in accordance with an At the Market Sale Agreement dated December 5, 2016 (the “Agreement”) on the terms and conditions specified therein.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained or incorporated by reference therein (as supplemented by the Supplement and as further amended and supplemented from time to time), other than as expressly set forth in the Supplement. This opinion supplements the opinion filed as Exhibit 5.1 to the Registration Statement only as to the securities offered and sold from time to time in the Offering.

We have examined such matters of fact and questions of law as we have deemed appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of your officers as to questions of fact material to this opinion. Without limiting the generality of the foregoing, we have assumed without independently verifying the accuracy of the factual matters set forth in the Registration Statement. We have further assumed the valid execution and delivery of the Indenture by the Trustee. Except as expressly set forth herein, we have not

HomeStreet, Inc.

December 6, 2016

undertaken any independent investigation in support of the opinions expressed in this letter and we have relied solely upon our review of the foregoing documents in rendering the same. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the accuracy and completeness as of the date of this opinion letter of the information contained in such documents, certificates and records.

We are opining herein as to the Washington Business Corporation Act and other laws of the states of Washington. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We further express no opinion as to any matters of federal law (other than the Act as specifically referenced herein), any municipal law or the laws of any local agencies within any state.

Based upon, and subject to, the foregoing we are of the opinion that:

1.	The Registrant is a corporation validly existing under the laws of the State of Washington.

2.	The execution, delivery and performance by the Registrant of the Agreement, as described in the Supplement, have been duly and validly authorized by the Registrant.

3.	Upon consummation of the Offering from time to time as described in the Supplement, the common stock offered thereby and issued pursuant to the Agreement will have been duly authorized, validly issued, fully paid and non-assessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent transfer and other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

This opinion is for your benefit in connection with the Offering and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement by means of incorporation by reference from a Current Report on Form 8-K, and to the reference to our firm contained in the prospectus contained or incorporated by reference into the Registration Statement, and the Supplement, under the prospectus heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

HomeStreet, Inc.

December 6, 2016

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

Very truly yours,

/s/ Davis Wright Tremaine, LLP